Exhibit 99.1

ROHM AND HAAS COMPANY REPORTS THIRD QUARTER 2004 RESULTS

Philadelphia, PA, October 27, 2004 – Rohm and Haas Company (NYSE:ROH) today reported third quarter sales of $1,803 million, a 13 percent increase over the same period in 2003, reflecting strong demand, higher selling prices, as well as the favorable impact of currency movement on the revenue line. Earnings of $137 million, or $.61 per share, were up 37 percent on earnings of $100 million in the prior year period. Third quarter results include approximately $19 million, after-tax, from gains on real estate transactions, the sale of the remaining interest in the European Salt business which the company sold in 2000, as well as insurance settlements.

	3rd Quarter 2004	3rd Quarter 2003
Net Sales	$1,803 million	$1,591 million
Net Earnings	$137 million	$100 million
	$ .61 per share	$ .45 per share

“This quarter’s results reflect the continuation of the solid growth we have experienced since late 2003 across our key markets, as well as the impact of higher pricing we have been implementing during the year,” said Raj L. Gupta, chairman and chief executive officer. “We saw increased demand across all our business segments and most regions, particularly Asia-Pacific.” Gupta noted that the improved global economy continues to put pressure on supply and pricing for petrochemical-based raw materials and other commodities, tempering the impact of the higher demand on gross profit margins. “The unprecedented escalation of raw material costs has required us to be quick and persistent in pursuing price increases to contain the erosion of gross profit margins,” he said, “and this quarter’s results provide evidence that while we have not yet been able to recover all these higher raw material and energy related costs through pricing, we are making progress.”

Sales in the Coatings business of $627 million represent a 12 percent increase over the same period in 2003, primarily driven by strong demand, higher pricing, and favorable currency. Demand was strong in the global Architectural and Functional Coatings sectors across all regions. Sales in Powder Coatings were up due to the favorable impact of currency, higher demand, and modestly higher selling prices. Automotive Coatings sales were also up over the prior year, mainly from share gains in the North American market, as well as new product introductions in Europe. Earnings of $54 million for the Coatings business were relatively flat with the $55 million in the prior year period, as higher demand, higher selling prices and the favorable impact of currencies were offset by higher raw material and energy costs. Despite higher pricing, gross profit margins remain under pressure as a result of the continuing escalation of raw material and energy costs.

Performance Chemicals sales of $403 million were up 14 percent over the comparable period in 2003, driven by higher demand across all businesses, the favorable impact of currencies and higher pricing. The sales improvement in Plastics Additives reflects a general economic recovery in North America, higher pricing across all regions, and the favorable impact of currencies. Sales in Process Chemicals were also up compared with the same period a year ago, with strong growth in Organic Specialties and Ion Exchange Resins, particularly in the Asia-

Pacific region. Consumer and Industrial Specialties posted higher sales across all regions, with strong growth of biocides used for wood preservatives in North America, as well as personal care products. In addition, demand for detergent dispersants was up, particularly in North America and Asia-Pacific. Earnings of $36 million are up 44 percent over the comparable period in 2003, as higher demand, higher selling prices, efficient manufacturing operations, and the favorable impact of currency more than offset higher raw material and energy costs.

Monomers sales of $365 million were up 16 percent over the third quarter of 2003, reflecting higher selling prices, increased demand for both captive and merchant markets, and the impact of favorable currencies. Earnings of $28 million were down from the $33 million in the prior period, as increased selling prices and favorable operations were more than offset by the escalating raw material and energy costs.

Electronic Materials sales of $319 million were up 17 percent over the third quarter of 2003, reflecting higher demand across all regions and a more favorable product mix, with the largest growth occurring in the Asia-Pacific region. All three Electronic Materials businesses experienced strong growth in the quarter, driven by their advanced product lines, which increased approximately 22 percent over the same period a year ago. The Circuit Board Technologies sales increase was contributed by strong growth in the Asia-Pacific region. Sales from Semiconductor Technologies reflect higher demand across all regions, with Asia-Pacific also representing the largest growth. Packaging and Finishing Technologies sales were also up from the prior period, the result of share gains across all regions. Earnings of $37 million were up 37 percent over the same period in 2003, largely attributable to the more favorable mix of products, and stronger sales of the advanced product lines.

Adhesives and Sealants sales for the quarter were $169 million, up 8 percent over the comparable period in 2003, driven by higher pricing and higher demand, as well as the impact of favorable foreign currencies. The higher demand in North America was across most markets, while the Asia-Pacific growth was driven primarily by packaging and pressure sensitive adhesives. Earnings of $8 million in the third quarter of 2004 were up substantially over break-even results in the comparable period in 2003. The increase from the prior period is due to higher selling prices, the absence of restructuring related costs coupled with higher demand, and the favorable impact of currency, which more than offset the higher raw material and energy costs.

Salt sales of $152 million increased approximately 3 percent over the same period in 2003 due to higher demand in certain non-ice control markets, higher pricing, and favorable currency. Salt earnings of $3 million were flat with the prior year period, as the impact of higher selling prices, and non-ice control volume gains were offset by higher energy related costs.

Corporate expenses of $29 million for the quarter were down from the $43 million in the prior year period, primarily due to the gain on the sale of the remaining interest in the European Salt business which the company sold in 2000, gains on real estate transactions, as well as the absence of foreign currency translation losses.

Third Quarter 2004 Regional Performance

Sales in North America were up 12 percent over the comparable period in 2003, due to the higher demand across many of the businesses, higher pricing, and the favorable impact of currency exchange between the U.S. and Canadian dollars. The decorative coatings market in the region continues to remain strong, as well as construction related markets supported by the Plastics Additives and Consumer and Industrial Specialties businesses. European sales for the quarter were up 7 percent over the third quarter of 2003, reflecting the impact of a weak U.S. dollar, higher pricing and relatively flat demand. Sales in Asia-Pacific were up 25 percent over the comparable period last year, contributed by growth of the electronic materials markets, solid demand in most other key markets, and the favorable impact of currency. Latin America sales are up 28 percent over the prior year period, reflecting the improvement of the overall economic environment throughout the region.

Comments on the Third Quarter 2004 Income Statement

Gross profit margin in the quarter was approximately 28.4 percent, compared to approximately 29.4 percent in the same period last year, due to significantly higher raw material and energy costs, which were only partially offset by the benefit of increased demand and higher selling prices. The gap between higher raw material and selling prices is closing, as pricing initiatives implemented earlier in the year take effect.

Selling and Administrative (S&A) expense of $233 million is up 11 percent over the same period a year ago, reflecting higher employee costs, as well as the unfavorable impact of currency movement, which were only partly offset by recent cost saving initiatives. S&A spending as a percentage of sales was 12.9 percent, down from the 13.1 percent in the comparable period in 2003.

Research expense for the quarter was $64 million, up approximately 12 percent from the same period a year ago, reflecting higher employee-related costs and spending on new product and technology development, consistent with our plan for 2004.

Interest expense was $35 million for the quarter, up 13 percent from the same period in 2003, primarily as a result of lower capitalized interest due to lower capital spending in 2004 compared to 2003. Interest on debt was flat with the prior year period, as the benefit of lower debt was offset by higher average interest rates.

In the third quarter of 2004, net other income was $25 million as compared to $5 million of net other expense in the third quarter of 2003. This increase in other income is primarily due to $9 million of pre-tax gains on sales of real estate, $9 million in lower foreign currency translation losses, and an $8 million pre-tax gain on the sale of our remaining interest in the European Salt business which we sold in 2000.

Income tax expense for the quarter was $59 million, reflecting an effective tax rate of 30 percent, as compared to income tax expense of $48 million, or an effective tax rate of 32 percent, in the prior year period.

Year-To-Date 2004 Performance

Sales for the nine months ending September 30, 2004 were $5,436 million, representing a 14 percent increase over the comparable period in 2003. All businesses posted higher sales due to increased demand across all regions, higher selling prices, and the impact of favorable currencies. Earnings for the nine months ending September 30, 2004 were $369 million or $1.64 per share on a diluted basis, compared to earnings before the cumulative effect of accounting change of $179 million or $.81 per share in the prior year period, reflecting increased demand, higher pricing, and the impact of favorable currencies, which more than offset the higher raw material and energy related costs. 2003 results also included $101 million, or $0.45 per share in after tax restructuring and asset impairment charges.

Full Year Guidance

In discussing the outlook for the remainder of the year, Gupta noted that the overall economic outlook remains reasonably strong, and the company expects continued growth in demand across all regions, while there is some indication of a slowing in the overall Electronic Materials market. The persistently high raw material, energy and freight related costs should continue throughout the remainder of the year. “The escalation of raw material and natural gas costs is occurring at rates faster than our price increases can fully recover, although we are beginning to see the benefits of the pricing initiatives we implemented earlier this year,” Gupta said. “For the rest of this year, we will experience the normal seasonal shift from our Coatings business to Salt and Electronic Materials, as well as ongoing selling price increases, and expect full-year sales growth in the 12 to 13 percent range, resulting in full-year sales of approximately $7.2 billion and full-year earnings in the range of $2.10 to $2.20 per share.

This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings growth, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 8, 2004.

Rohm and Haas is a Philadelphia-based specialty materials company which makes products for the personal care, grocery, home and construction markets, and the electronics industry. The company had annual sales of approximately $6.4 billion in 2003 with operations in 27 countries. Additional information about Rohm and Haas can be found at www.rohmhaas.com.

CONTACTS:	Media Relations	Investor Relations
	Brian McPeak	Mike Hamilton
	Corporate Communications	Director, Investor Relations
	215-592-2741	215-592-2928
	Bmcpeak@rohmhaas.com	MikeHamilton@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Percent			Percent
	2004	2003	Change	2004	2003	Change
Net sales	$1,803	$1,591	13%	$5,436	$4,774	14%
Cost of goods sold	1,290	1,124	15%	3,901	3,397	15%

Gross profit	513	467	10%	1,535	1,377	11%
Selling and administrative expense	233	209		717	649
Research and development expense	64	57		192	178
Interest expense	35	31		98	94
Amortization of finite-lived intangibles	16	16		47	50
Share of affiliate earnings, net	6	4		16	12
Restructuring and asset impairments	—	5		1	156
Other (income) expense, net	(25)	5		(31)	3

Earnings before income taxes and cumulative effect of accounting change	196	148		527	259
Income taxes	59	48		158	80

Earnings before cumulative effect of accounting change	$137	$100		$369	$179

Cumulative effect of accounting change, net of $3 of income taxes in 2003	—	—		—	(8)

Net earnings	$137	$100		$369	$171

Basic earnings per share (in dollars):
Earnings before cumulative effect of accounting change	$0.61	$0.45		$1.65	$0.81
Cumulative effect of accounting change	—	—		—	(0.04)

Net earnings per share	$0.61	$0.45		$1.65	$0.77

Diluted earnings per share (in dollars):
Earnings before cumulative effect of accounting change	$0.61	$0.45		$1.64	$0.81
Cumulative effect of accounting change	—	—		—	(0.04)

Net earnings per share	$0.61	$0.45		$1.64	$0.77

Weighted average common shares outstanding - basic	223.4	221.6		223.1	221.3
Weighted average common shares outstanding - diluted	224.9	222.6		224.7	222.0
Other Data:
Capital spending	$64	$69		$172	$231
Depreciation expense	$103	$105		$307	$304

Rohm and Haas Company and Subsidiaries
Consolidated Balance Sheets
(in millions, except share data)
(preliminary and unaudited)

	September 30,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$352	$196
Restricted cash	49	—
Receivables, net	1,470	1,309
Inventories	811	821
Prepaid expenses and other current assets	211	201

Total current assets	2,893	2,527
Land, buildings and equipment, net of accumulated depreciation	2,778	2,941
Goodwill, net of accumulated amortization	1,653	1,653
Other intangible assets, net of accumulated amortization	1,686	1,734
Other assets	552	625

Total assets	$9,562	$9,480

Liabilities
Short-term obligations	$113	$107
Trade and other payables	488	609
Accrued liabilities	844	825
Federal, foreign and other income taxes payable	324	300

Total current liabilities	1,769	1,841
Long-term debt	2,434	2,468
Employee benefits	632	635
Deferred income taxes	899	928
Other liabilities	243	238

Total liabilities	5,977	6,110

Minority interest	15	13

Commitments and contingencies
Stockholders’ equity:
Preferred stock: no shares issued
Common stock: shares issued - 242,078,349	605	605
Additional paid-in capital	2,036	2,002
Retained earnings	1,241	1,087

	3,882	3,694
Treasury stock, at cost (18,436,454 and 19,624,911 shares,	(173)	(185)
respectively)
ESOP shares	(96)	(100)
Accumulated other comprehensive loss	(43)	(52)

Total stockholders’ equity	3,570	3,357

Total liabilities and stockholders’ equity	$9,562	$9,480

Certain prior year amounts have been reclassified to conform with the current year presentation.

Appendix I

Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)
   Net Sales by Business Segment and Region

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Business Segment
Coatings	$627	$559	$1,835	$1,623
Performance Chemicals	403	352	1,179	1,035
Monomers	365	315	1,009	859
Electronic Materials	319	273	940	782
Adhesives and Sealants	169	156	519	474
Salt	152	148	574	566
Elimination of Intersegment Sales	(232)	(212)	(620)	(565)

Total	$1,803	$1,591	$5,436	$4,774

Customer Location
North America	$925	$828	$2,809	$2,549
Europe	463	433	1,441	1,296
Asia-Pacific	347	277	992	781
Latin America	68	53	194	148

Total	$1,803	$1,591	$5,436	$4,774

Net Earnings (Loss) by Business Segment (1)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Business Segment
Coatings	$54	$55	$176	$98
Performance Chemicals	36	25	102	39
Monomers	28	33	67	47
Electronic Materials	37	27	105	68
Adhesives and Sealants	8	—	30	12
Salt	3	3	27	35
Corporate	(29)	(43)	(138)	(120)

Total	$137	$100	$369	$179

(1) Before cumulative effect of accounting change

Appendix II

Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)

   Restructuring and Asset Impairments by Business Segment

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Pre-tax	2004	2003	2004	2003
Business Segment
Coatings	$—	$—	$1	$102
Performance Chemicals	—	2	5	45
Monomers	1	—	1	2
Electronic Materials	—	—	—	(1)
Adhesives and Sealants	—	—	(1)	4
Salt	—	—	—	—
Corporate	(1)	3	(5)	4

Total	$—	$5	$1	$156

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
After-tax	2004	2003	2004	2003
Business Segment
Coatings	$—	$—	$1	$66
Performance Chemicals	—	1	3	29
Monomers	1	—	1	1
Electronic Materials	—	—	—	(1)
Adhesives and Sealants	—	—	(1)	3
Salt	—	—	—	—
Corporate	(1)	2	(4)	3

Total	$—	$3	$—	$101

Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) by Business Segment (1)

Due to the varying impacts of debt, interest rates, acquisition related amortization and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Business Segment
Coatings	$101	$104	$324	$213
Performance Chemicals	76	63	219	135
Monomers	55	65	141	116
Electronic Materials	71	56	202	151
Adhesives and Sealants	23	14	78	49
Salt	24	23	96	109
Corporate	—	(25)	(81)	(66)

Total	$350	$300	$979	$707

     Reconciliation of EBITDA to Net Earnings (Loss) (1)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
EBITDA	$350	$300	$979	$707
Interest expense	35	31	98	94
Income tax expense (benefit)	59	48	158	80
Depreciation expense	103	105	307	304
Amortization of finite-lived intangibles	16	16	47	50

Earnings (loss) before cumulative effect of accounting change	$137	$100	$369	$179

(1) Before cumulative effect of accounting change